W&T Offshore Announces Fourth Quarter 2016 Operational and Financial Results and 2017 Annual Meeting of Shareholders on May 3, 2017

HOUSTON, March 1, 2017 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its fourth quarter 2016 operational and financial results. Some of the key items for the fourth quarter of 2016 and subsequent period include:

  Production averaged 40,300 barrels of oil equivalent ("Boe") per day ( or 3.7 million Boe for the quarter), 55% of which was oil and natural gas liquids ("NGLs");
  The Company's year-end 2016 SEC proved reserves were 74.0 million Boe. For comparative purposes, utilizing the forward closing prices on the New York Mercantile Exchange (NYMEX) for crude oil and natural gas on December 30, 2016, totaled proved reserves were 77.6 MMBoe. PV-10 under the NYMEX case was $1.2 billion, an increase of $457.3 million over the SEC PV-10 case. The reserve replacement rate for 2016 on a NYMEX case was 102%.
  Revenues were $115.2 million, 72.0% of which was from oil and NGLs, and were up $11.1 million compared to the fourth quarter of 2015;
  Lease operating expenses (LOE) declined $15.5 million to $33.8 million compared to the fourth quarter of 2015;
  Interest expense incurred decreased $15.3 million to $11.5 million compared to the fourth quarter of 2015;
  Net income for the fourth quarter of 2016 was $16.5 million and earnings per share were $0.12. Excluding special items, our adjusted net income would have been $7.7 million or $0.06 per share. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this release.)
  Adjusted EBITDA was $69.6 million in the fourth quarter of 2016 compared to $41.1 million in the fourth quarter of 2015. (Adjusted EBITDA for 2016 includes a cash settlement with insurance companies of $11.0 million.) Adjusted EBITDA margin was 60% in the fourth quarter of 2016 versus 39% in the fourth quarter of 2015. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this release.)

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "With higher commodity prices and significantly lower expenses, we achieved much improved operating margins and positive earnings in the fourth quarter. We are pleased to have met the challenges of 2016 and have exited the year on solid footing and with lower debt. Even with a greatly reduced capital expenditure plan, we limited the decline in production and kept proved reserves relatively flat on a SEC basis but had 102% reserve replacement rate on a year-end NYMEX basis. Although the value of our proved reserves declined based on backward looking SEC pricing, the value would have grown substantially based on NYMEX forward pricing as of the end of 2016.

"We are as enthusiastic as ever about the opportunities in the Gulf of Mexico and believe we are in a good position to take advantage of this prolific basin. We are entering 2017 with a lower cost structure and a capital program of profitable projects that should allow us to build cash. We expect to benefit from improved seismic technologies, lower operating costs and less competition in the Gulf. Assuming commodity prices continue to remain steady, our 2017 capital plan allocates approximately $125 million to projects that we believe provide a low-risk and high return in producing fields. These projects should yield moderate production growth in 2017 over 2016," added Mr. Krohn.

Production, Revenues and Price: Total production was 3.7 million barrels of oil equivalent ("MMBoe") in the fourth quarter of 2016, down 10% from the fourth quarter of 2015. Production was lower in the fourth quarter of 2016 compared to the fourth quarter of 2015 due to natural production declines, well performance, pipeline outages along with field and platform maintenance. This was partially offset by new oil production from the development of certain deepwater fields within the last year (Big Bend, Dantzler and EW 910).

Revenues for the fourth quarter of 2016 increased 11% to $115.2 million compared to $104.1 million in the fourth quarter of 2015. The increase in revenues was primarily due to a 24% increase in realized commodity prices, partially offset by a 10% decrease in production. We sold 40,300 Boe per day at an average realized sales price of $30.83 per Boe compared to 44,800 Boe per day sold at an average realized sales price of $24.84 per Boe in the fourth quarter of 2015.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers, and facilities maintenance, decreased $15.5 million, or 31%, to $33.8 million in the fourth quarter of 2016 compared to the fourth quarter of 2015. On a per Boe basis, LOE decreased to $9.12 per Boe in the fourth quarter of 2016, a 24% reduction compared to $11.96 per Boe in the fourth quarter of 2015. LOE decreased primarily due to lower costs from service providers, reduced workovers and facilities costs and optimization efforts at structurally reducing our lease operating costs. These reductions were partially offset by costs related to our new deepwater fields at Dantzler and Big Bend and lower production handling fees (cost offsets) at our Mississippi Canyon 243 field (Matterhorn).

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for ARO, decreased to $10.50 per Boe for the fourth quarter of 2016 from $16.49 per Boe for the fourth quarter of 2015. On a nominal basis, DD&A decreased $29.1 million to $38.9 million for the fourth quarter of 2016 from $67.9 million for the fourth quarter of 2015 due to a decrease in the DD&A rate per Boe and lower production volumes. DD&A on a per Boe and nominal basis decreased primarily due to prior period ceiling test write-downs, lower capital expenses and lower future development costs.

General and Administrative Expenses ("G&A"): G&A decreased $1.7 million, or 11% to $14.4 million for the fourth quarter of 2016 compared to the fourth quarter of 2015. The decrease was primarily due to reduced headcount related expense (salaries, benefits, and contractor expenses) and the suspension of certain employee benefits.

Interest expense: Interest expense incurred declined $15.3 million to $11.5 million in the fourth quarter of 2016, compared to $26.8 million in the fourth quarter of 2015. The decrease was primarily due to the completion of an exchange transaction that was completed on September 7, 2016 at which time we exchanged a significant portion of our Unsecured Senior Notes for secured notes and common stock. Average borrowings outstanding on our revolving bank credit facility were also lower in the 2016 period.

Income Tax: Our income tax expense for the fourth quarter of 2016 was $1.0 million and our effective tax rate was 5.8%. For the fourth quarter 2015, we reported an income tax benefit of $36.8 million and our effective tax rate was 41.6%. The effective tax rate differs from the federal statutory tax rate for both periods primarily due to adjustments recorded in our valuation allowance. As of December 31, 2016, we had current income tax receivables of $11.9 million and long-term income tax receivables of $52.1 million.

Net Income (Loss) & Earnings (Loss) Per Share: We reported net income for the fourth quarter of 2016 of $16.5 million or $0.12 per common share. Excluding special items, our adjusted net income would have been $7.7 million or $0.06 per share. This compares to a fourth quarter of 2015 reported net loss of ($51.6) million, or ($0.68) per common share and excluding special items (including a ceiling test write-down of oil and natural gas properties) an adjusted net loss of ($30.5) million, or ($0.40) per share. See the "Reconciliation of Net Income (Loss) to Net Loss Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.

Cash Flow and Adjusted EBITDA: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Information" section at the end of this news release.

Net cash provided by operating activities in 2016 was $14.2 million compared to net cash provided by operating activities of $133.2 million for the same period in 2015.

Cash flows from operating activities, before changes in working capital and asset retirement obligations ("ARO") settlements, were $103.1 million in 2016, compared to $140.3 million generated over the same period in 2015. Other items affecting operating cash flows for 2016 were ARO settlements of $72.3 million and collateral deposits of $16.9 million.

Adjusted EBITDA for the fourth quarter of 2016 was $69.6 million, up from $41.1 million generated over the same period in 2015. Our Adjusted EBITDA margin was 60% in the fourth quarter of 2016, compared to 39% in the fourth quarter of 2015. For the full year of 2016, our Adjusted EBITDA was $179.1million and our Adjusted EBITDA margin was 45% compared to Adjusted EBITDA of $231.7 million and an Adjusted EBITDA margin of 46% for the full year 2015.

Liquidity: At December 31, 2016, our total liquidity was $219.7 million consisting of cash balances of $70.2 million and $149.5 million of availability under our $150 million revolving bank credit facility.

2016 Capital Expenditures Update: Our capital expenditures on an accrual basis for the full year of 2016 were $48.6 million ($83.8 million on a cash basis) compared to $230.2 million ($285.6 million on a cash basis) for the full year of 2015. In 2016 our capital expenditures were directed at drilling and the commencement of completion operations at the Ship Shoal 349 "Mahogany" A-18 well, completion activities of the Ewing Bank 954 A-8 well, recompletions at Virgo (VK 823) and Main Pass 69 and a new pipeline at East Cameron 321. The remainder of the expenditures was associated with other development activities and seismic.

Our capital expenditures for 2017 are currently estimated at $125 million. Our plug and abandonment activities for 2017 are currently estimated to total $78.3 million and are expected to be funded with cash on hand and cash flow from operating activities.

OPERATIONS UPDATE

Ship Shoal 349 A-18 "Mahogany" (100% WI, operated, shelf): The recently completed Ship Shoal 349 (Mahogany) A-18 well reached a production rate in February of 5,217 Boe per day (4,032 barrels of oil per day and 7.1 MMcf per day). Following the A-18 completion, the rig was moved to the A-16 location to conduct a sidetrack to the 'P' sand (additional behind pipe zones above the main 'P' sand target is expected) and is anticipated to produce at a gross rate of between 1,100 to 1,500 Boe per day. Following the A-16 sidetrack, several additional workovers, recompletions and new drill wells are being planned for the remainder of this year and next.

Well Recompletions and Workovers: Our plan for 2017 is to perform between 20 and 25 recompletions at a cost of approximately $26 million. We currently have a high impact recompletion operation underway at our High Island 21 field targeting various zones above the producing zone in the current wellbore. The recompletion is expected to produce at a gross rate of in excess of 1,000 Boe per day when completed in the first quarter of 2017. We hold a 100% working interest in the well.

First Quarter and Full Year 2017 Outlook: Our guidance for the first quarter and full year 2017 is provided in the financial section of the February Investor Relations presentation on our website.

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Thursday, March 2, 2017, at 9:30 a.m. Eastern Time. To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until March 9, 2017 and may be accessed by calling 201-612-7415 and using the passcode 13653711#.

Notice of Annual Meeting: The Company's 2017 Annual Meeting of Shareholders will be held at 8:00 a.m. Central Time on May 3, 2017, at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Shareholders of record at the close of business on March 13, 2017 are entitled to receive notice of the meeting and to vote the shares of W&T Offshore common stock they held as of that date.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 52 fields in federal and state waters (50 producing and two fields capable of producing) and has under lease approximately 750,000 gross acres, including approximately 490,000 gross acres on the Gulf of Mexico Shelf and approximately 260,000 gross acres in the deepwater. A majority of the Company's daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company's website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands, except per share data)

Revenues	$115,213	$104,064	$399,986	$507,265

Operating costs and expenses:
Lease operating expenses	33,788	49,265	152,399	192,765
Gathering, transportation costs and production taxes	6,788	4,444	24,817	20,159
Depreciation, depletion, amortization and accretion	38,883	67,933	211,609	394,071
Ceiling test write-down of oil and natural gas properties	-	32,388	279,063	987,238
General and administrative expenses	14,370	16,072	59,740	73,110
Derivative (gain) loss	65	(5,222)	2,926	(14,375)
Total costs and expenses	93,894	164,880	730,554	1,652,968
Operating income (loss)	21,319	(60,816)	(330,568)	(1,145,703)
Interest expense:
Incurred	11,511	26,776	92,791	104,592
Capitalized	-	(1,246)	(520)	(7,256)
Gain on exchange of debt	(37)	-	123,923	-
Other (income) expense, net	(7,729)	2,016	(6,520)	4,663
Income (loss) before income tax expense (benefit)	17,500	(88,362)	(292,396)	(1,247,702)
Income tax expense (benefit)	1,017	(36,756)	(43,376)	(202,984)
Net income (loss)	$16,483	$(51,606)	$(249,020)	$(1,044,718)

Basic and diluted earnings (loss) per common share	$0.12	$(0.68)	$(2.60)	$(13.76)

Weighted average common shares outstanding	137,031	76,024	95,644	75,931

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	December 31,			Variance
	2016	2015	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	1,670	1,975	(305)	-15.4%
NGL (MBbls)	361	363	(2)	-0.6%
Oil and NGLs (MBbls)	2,031	2,339	(308)	-13.2%
Natural gas (MMcf)	10,035	10,693	(658)	-6.2%
Total oil and natural gas (MBoe) (1)	3,703	4,121	(418)	-10.1%
Total oil and natural gas (MMcfe) (1)	22,220	24,724	(2,504)	-10.1%

Average daily equivalent sales (MBoe/d)	40.3	44.8	(4.5)	-10.1%
Average daily equivalent sales (MMcfe/d)	241.5	268.7	(27.2)	-10.1%

Average realized sales prices:
Oil ($/Bbl)	$45.10	$36.99	$8.11	21.9%
NGLs ($/Bbl)	21.37	16.16	5.21	32.2%
Oil and NGLs ($/Bbl)	40.87	33.75	7.12	21.1%
Natural gas ($/Mcf)	3.11	2.19	0.92	42.0%
Barrel of oil equivalent ($/Boe)	30.83	24.84	5.99	24.1%
Natural gas equivalent ($/Mcfe)	5.14	4.14	1.00	24.2%

Average per Boe ($/Boe):
Lease operating expenses	$9.12	$11.96	$(2.84)	-23.7%
Gathering and transportation costs and production taxes	1.83	1.08	0.75	69.4%
Depreciation, depletion, amortization and accretion	10.50	16.49	(5.99)	-36.3%
General and administrative expenses	3.88	3.90	(0.02)	-0.5%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.52	$1.99	$(0.47)	-23.6%
Gathering and transportation costs and production taxes	0.31	0.18	0.13	72.2%
Depreciation, depletion, amortization and accretion	1.75	2.75	(1.00)	-36.4%
General and administrative expenses	0.65	0.65	-	0.0%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Twelve Months Ended
	December 31,			Variance
	2016	2015	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	7,201	7,751	(550)	-7.1%
NGL (MBbls)	1,542	1,604	(62)	-3.9%
Oil and NGLs (MBbls)	8,743	9,355	(612)	-6.5%
Natural gas (MMcf)	39,731	46,163	(6,432)	-13.9%
Total oil and natural gas (MBoe) (1)	15,365	17,049	(1,684)	-9.9%
Total oil and natural gas (MMcfe) (1)	92,188	102,294	(10,106)	-9.9%

Average daily equivalent sales (MBoe/d)	42.0	46.7	(4.7)	-10.1%
Average daily equivalent sales (MMcfe/d)	251.9	280.3	(28.4)	-10.1%

Average realized sales prices:
Oil ($/Bbl)	$37.35	$45.05	$(7.70)	-17.1%
NGLs ($/Bbl)	17.14	17.25	(0.11)	-0.6%
Oil and NGLs ($/Bbl)	33.79	40.28	(6.49)	-16.1%
Natural gas ($/Mcf)	2.53	2.67	(0.14)	-5.2%
Barrel of oil equivalent ($/Boe)	25.76	29.34	(3.58)	-12.2%
Natural gas equivalent ($/Mcfe)	4.29	4.89	(0.60)	-12.3%

Average per Boe ($/Boe):
Lease operating expenses	$9.92	$11.31	$(1.39)	-12.3%
Gathering and transportation costs and production taxes	1.62	1.18	0.44	37.3%
Depreciation, depletion, amortization and accretion	13.77	23.11	(9.34)	-40.4%
General and administrative expenses	3.89	4.29	(0.40)	-9.3%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.65	$1.88	$(0.23)	-12.2%
Gathering and transportation costs and production taxes	0.27	0.20	0.07	35.0%
Depreciation, depletion, amortization and accretion	2.30	3.85	(1.55)	-40.3%
General and administrative expenses	0.65	0.71	(0.06)	-8.5%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2016	2015
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$70,236	$85,414
Receivables:
Oil and natural gas sales	43,073	35,005
Joint interest	21,885	22,000
Insurance	30,100	12
Income Taxes	11,943	-
Total receivables	107,001	57,017
Prepaid expenses and other assets	14,504	26,879
Total current assets	191,741	169,310

Total property and equipment	7,953,402	7,923,296
Less accumulated depreciation, depletion and amortization	7,406,349	6,933,247
Net property and equipment	547,053	990,049
Deferred income taxes	-	27,595
Restricted deposits for asset retirement obligations	27,371	15,606
Income tax receivables	52,097	-
Other assets	11,464	5,462
Total assets	$829,726	$1,208,022

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$81,039	$109,797
Undistributed oil and natural gas proceeds	26,254	21,439
Asset retirement obligations	78,264	84,335
Long-term debt	8,272	-
Accrued liabilities	9,200	11,922
Total current liabilities	203,029	227,493
Long-term debt, less current portion	1,012,455	1,196,855
Asset retirement obligations, less current portion	256,174	293,987
Other liabilities	17,105	16,178
Commitments and contingencies	-	-
Shareholders' deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 140,543,545 issued and 137,674,372 outstanding at December 31, 2016; 79,375,662 issued and 76,506,489 outstanding at December 31, 2015	1	1
Additional paid-in capital	539,973	423,499
Retained earnings (deficit)	(1,174,844)	(925,824)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' deficit	(659,037)	(526,491)
Total liabilities and shareholders' deficit	$829,726	$1,208,022

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	December 31,
	2016	2015
	(In thousands)

Operating activities:
Net loss	$(249,020)	$(1,044,718)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	211,609	394,071
Ceiling test write-down of oil and natural gas properties	279,063	987,238
Gain on exchange of debt	(123,923)	-
Debt issuance costs write-off/amortization of debt items	2,548	4,411
Share-based compensation	11,013	10,242
Derivative (gain) loss	2,926	(14,375)
Cash receipts on derivative settlements	4,746	6,703
Deferred income taxes	28,392	(203,272)
Asset retirement obligation settlements	(72,320)	(32,555)
Income taxes	(64,274)	(7)
Changes in operating assets and liabilities	(16,580)	25,490
Net cash provided by operating activities	14,180	133,228

Investing activities:
Investment in oil and natural gas properties and equipment	(48,606)	(230,161)
Changes in operating assets and liabilities associated with investing activities	(35,194)	(55,425)
Proceeds from sales of assets	1,500	372,939
Purchases of furniture, fixtures and other	(96)	(1,278)
Net cash provided by (used in) investing activities	(82,396)	86,075

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	340,000	263,000
Repayments of long-term debt - revolving bank credit facility	(340,000)	(710,000)
Issuance of Second Lien Term Loan	-	297,000
Issuance of 1.5 Lien Term Loan	75,000	-
Payment of interest on 1.5 Lien Term Loan	(2,570)
Debt exchange/issuance costs	(18,464)	(6,669)
Other	(928)	(886)
Net cash provided by (used in) financing activities	53,038	(157,555)
Increase (decrease) in cash and cash equivalents	(15,178)	61,748
Cash and cash equivalents, beginning of period	85,414	23,666
Cash and cash equivalents, end of period	$70,236	$85,414

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

"Net Income (Loss) Excluding Special Items" does not include the unrealized commodity derivative (gain) loss, certain cost recovery from insurance settlement, default in payment by joint interest partners, write-down of debt issue costs, termination fee related to Yellow Rose sale, a contingent assessment provision, ceiling test write-down of oil and natural gas properties, gain on exchange of debt, other non-operating costs, and associated income tax adjustments. Net Income (Loss) Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$16,483	$(51,606)	$(249,020)	$(1,044,718)
Unrealized commodity derivative (gain) loss	65	(658)	7,672	(7,672)
Certain cost recovery from insurance settlement	(11,028)	-	(11,028)	-
Default in payment by joint interest partners	1,622	1,564	3,615	1,564
Write-down debt issue costs	-	1,183	1,368	3,157
Termination fee related to Yellow Rose sale	-	666	-	666
Contingent assessment provision	-	-	-	1,000
Ceiling test write-down of oil and natural gas properties	-	32,388	279,063	987,238
Gain on exchange of debt	37	-	(123,923)	-
Other non operating costs	-	964	-	2,155
Income tax adjustment …	540	(15,021)	(23,202)	(161,062)
Net income (loss) excluding special items	$7,719	$(30,520)	$(115,455)	$(217,672)

Basic and diluted income (loss) per common share, excluding special items	$0.06	$(0.40)	$(1.21)	$(2.87)

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, and accretion and ceiling test write-down of oil and natural gas properties. Adjusted EBITDA excludes the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, write-down of debt issue cost, termination fee related to Yellow Rose sale, gain on exchange of debt, a contingent assessment provision and other non-operating costs. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands)
	(Unaudited)

Net income (loss)	$16,483	$(51,606)	$(249,020)	$(1,044,718)
Income tax expense (benefit)	1,017	(36,756)	(43,376)	(202,984)
Net interest expense	11,508	25,419	92,109	97,205
Depreciation, depletion, amortization and accretion	38,883	67,933	211,609	394,071
Ceiling test write-down of oil and natural gas properties	-	32,388	279,063	987,238
EBITDA	67,891	37,378	290,385	230,812

Adjustments:
Unrealized commodity derivative (gain) loss	65	(658)	7,672	(7,672)
Default in payment by joint interest partners	1,622	1,564	3,615	1,564
Write-down debt issue costs	-	1,183	1,368	3,157
Termination fee related to Yellow Rose sale	-	666	-	666
Gain on exchange of debt	37	-	(123,923)	-
Contingent assessment provision	-	-	-	1,000
Other non operating costs	-	964	-	2,155
Adjusted EBITDA	$69,615	$41,097	$179,117	$231,682

Adjusted EBITDA Margin	60%	39%	45%	46%

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Associates	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326